Exhibit 99.1

GrowGeneration Acquires Orange County’s 55 Hydroponics,
Establishes Foothold in Southern California

Acquisition Brings Number of GrowGen Locations Nationwide to 51

DENVER, March 16, 2021 /PRNewswire/ – GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced its acquisition of 55 Hydroponics, a hydroponic and organic fertilizer superstore located in Santa Ana, California. Founded in 2010 by Michael Dominguez, 55 Hydroponics is the dominant hydroponics supplier in Orange County, with annual revenues approaching $10 million. The acquisition brings the number of GrowGen locations in California, the country’s largest legal cannabis market, to 18, with 9 locations in Southern California. When added to the recently announced leased locations in the Southern California market, GrowGen will operate close to 800,000 square feet of retail and warehouse space across 53 locations nationwide, with 11 of those locations in the important Southern California market.

“Southern California continues to be a vital market for GrowGeneration, and we’re thrilled to add 55 Hydroponics to our growing number of locations in the region,” said Darren Lampert, GrowGen’s CEO. “As the dominant hydroponics retailer in Orange County, 55 Hydroponics boasts a devoted customer base, unmatched cultivation expertise, and a vast inventory of top-notch supplies, all of which will help GrowGen better serve Southern California’s growers.”

“Over the past decade, we’ve dedicated ourselves to supplying Orange County with best-in-breed hydroponic growing supplies and an unrivaled cultivation expertise. Partnering with GrowGeneration, the nation’s leading hydroponics retailer, empowers us with the resources to continue serving Southern California’s increasing number of growers, from craft gardeners to large-scale commercial cultivators,” said Sherrie Calderon, 55 Hydroponics’ operations manager.

The 55 Hydroponics acquisition is GrowGen’s sixth this year and follows yet another quarter of record earnings. In January, the Company pre-announced fourth-quarter revenues of $61.5 million, bringing full-year 2020 revenue to $192 million, up 140% from 2019. Same-store sales increased 63% for full-year 2020, compared to the previous year. The Company also raised its 2021 revenue guidance to $335 million-$350 million and raised its 2021 adjusted EBITDA guidance to $38 million-$40 million. GrowGen plans to have 55 garden center locations by the end of 2021.

For more information about GrowGen, or to locate its stores, please visit www.growgeneration.com.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 51 stores, which include 8 locations in Colorado, 18 locations in California, 2 locations in Nevada, 1 location in Arizona, 2 locations in Washington, 6 locations in Michigan, 1 location in Rhode Island, 5 locations in Oklahoma, 2 locations in Oregon, 5 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for retail and craft growers at growgeneration.com, and a commercial ERP platform, Agron.io Powered by GrowGen, for large commercial growers. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:
John Evans
GrowGeneration

415-309-0230
john.evans@growgeneration.com

Press Contact:
Sara Geisner
Trailblaze
sara@trailblaze.co

Connect:

Website: www.GrowGeneration.com

Instagram: growgen

Facebook: GrowGenerationCorp

Twitter: @GrowGenCorp

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